Exhibit 4.31
Certain information have been excluded from this exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. The excluded information is indicated by brackets containing asterisks ("[***]"). The registrant will furnish supplementally a copy of any excluded information or schedule to the Securities and Exchange Commission upon request.
INVESTOR RELATIONS CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (“Agreement”) is made this 25th day of April 2024 by and between Prenetics Global Limited (hereinafter referred to as the “Company” or “PRE”) and MZHCI, LLC, a MZ Group Company (hereinafter referred collectively as the “Consultant” or “MZHCI”).
EXPLANATORY STATEMENT
The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise, and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.
NOW, THEREFORE, in consideration of their mutual Agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:
Consulting Services
1.1    MZHCI agrees that commencing on the 25th day of April 2024 (the “Effective Date”), the Consultant will reasonably be available during regular business hours to advise, counsel, and inform designated officers and employees of the Company as it relates to financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business about which MZHCI has knowledge or expertise.
1.2    MZHCI shall render the services set out in section 1 below (“Services”) to the Company as an independent contractor, and not as an employee. All Services rendered by MZHCI on behalf of the Company shall be performed to the best of MZHCI’s ability, in accordance with all applicable laws and regulations, including SEC and Nasdaq regulations, rules, and guidance, in concert with the overall business plan of the Company, and the goals and objectives of the Company’s management and Board of Directors, including articulating PRE’s investment story and highlights; building and maintaining relationships with supporters of the stock, including institutional investors and sell-side analysts; increasing the Company participation in investment conferences; achieving a fair market value for the Company’s stock; and significantly increasing the Company’s exposure in the financial market.
I. Scope of Services, Programs and Deliverables
MZHCI will develop, implement, and maintain an ongoing stock market support system for PRE with the general objective of expanding awareness in PRE among stockbrokers, analysts, small-cap portfolio/fund managers, market makers, and the appropriate financial & trade publications.
INVESTOR RELATIONS
A. Complete IR Audit (including full review of the investor and shareholder database, IR website and all public documentation)
B. Understand the financials and all operating metrics of PRE in detail, facilitating interactions with new and current investors.
C. Senior Account Manager and single point of contact for all investors and streamlining of all communication and IR functionality.
D. Develop and Update FAQ
E. Create 2-Page Corporate Profile
F. PowerPoint Presentation Updates
G. Review and provide suggestions for IR website
H. Quarterly Conference Call Script and Preparation
I. Press Release Input and Dissemination
J. Facilitate incoming and outgoing investor/shareholder calls. Screen all parties before allowing communication with management.
K. Shareholder Database Management
L. Roadshow Management Coaching
M. Roadshows with Detailed Follow-Up
N. Targeted Sell-Side Research and Financial Media Introductions
O. Retail Investors Engagement Programs
P. Investor Conference Invites
INVESTMENT AWARENESS AND OUTREACH
A.Consultant will make introductions to investors worldwide utilizing a proprietary, robust database:
i. Equity Brokers
ii. Analysts (both generalists and industry specialists)
iii. Portfolio Managers/Institutions
iv. High Net Worth Investors & Family Offices
v. Private Equities/ Hedge Funds / Long Funds
vi. Financial Publication
FINANCIAL MEDIA RELATIONS
Targeted media relations offer an important segment to the corporate story. MZHCI will target media opportunities that highlight PRE’s strategy, growth objectives, board of directors, developments and milestones related to its business. Services include:
A. Targeted media programs B. Strategic counsel
C. Release drafts and media targets
D. Q&A to support significant corporate developments
E. Feedback after interviews
Business & Financial Media – MZHCI will identify the optimal news, corporate, and industry trends that will provide angles in the business/financial media and then actively pursue those opportunities with the appropriate reporter(s).
PUBLIC MARKET INSIGHT
MZHCI will counsel and educate the Company’s senior management on the life cycle of the financial markets and most importantly how the Company is impacted directly and indirectly by different variables. The team at MZHCI leverages its collective expertise on all aspects of strategic financial, corporate, and crisis communications gained through representing over 200 public companies. MZHCI will help the Company set and manage expectations while relaying valuation metrics, perceptions, and methodologies utilized by investment professionals. This consulting aspect of MZHCI’s business is extremely valuable for management to optimize key opportunities and to avoid pitfalls.
As part of its ongoing commitment and partnership with the Company, MZHCI will educate the Company’s senior management on the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market.
ONGOING
A. Respond to all investor requests and calls in a timely manner to facilitate the distribution of corporate information. Focus on educating shareholders, with the premise that an informed investor will become a longer-term investor.
B. Continually update the database to ensure that all press releases are e-mailed to all interested professionals. This includes the input of notes to keep track of all investor correspondence and reminders investors prior to earnings conference calls.
C. Provide consulting services to PRE management on the public markets.
D. Provide progress reports to senior management and evaluate achievements with a summary of activities and a detailed report as requested.
Many of the above items will occur simultaneously but certain items will have chronological priority over others. As PRE grows, MZHCI will recommend changes to the agenda that complement its growth. As the Company continues to execute its strategic plan by winning new customers and expanding its base of business, MZHCI will target an expanded universe of institutional investors. At each stage of growth, the appropriate approach to the market will be incorporated into the agenda for optimal results.
Assuming that management’s efforts are leading ultimately to success and great profitability, the end results of this financial communication and awareness campaign should be:
A. An increase in the number of financial professionals (including brokers, institutions, and analysts) and individual investors well educated and knowledgeable about PRE: including senior management, the company’s products, and its current financial condition & growth opportunities.
B. An increase in the number of articles printed in both trade and financial publications.
C. An increase in the liquidity of the common stock.
D. An increase in PRE’s market capitalization coupled with a broader, more diverse shareholder base.
E. Suitable and better access to the capital markets, which will facilitate future acquisitions and working capital needs.
II. Term
This agreement shall be effective upon the Effective Date and shall remain effective for a period of nine (9) months (“Initial Term”), unless extended or terminated as follows:
A. Either party may terminate this Agreement at the end of the Initial Term, by providing written notice to the other party no less than 30 days prior to the end of the Initial Term;
B. If the Agreement is not terminated following the Initial Term, it shall automatically renew every one (1) month thereafter unless either party provides written notice of termination to the other party at least 30 days prior to the then current term.
Upon termination of this Agreement for any reason:
A. each party agrees to promptly return to the other party all property, including but not limited to documents, equipment, and materials, as well as all copies of confidential information belonging to the other party, in its possession or under its control;

B. the Company shall pay MZHCI for all Services performed up to the date of termination, provided that such Services were performed in accordance with the terms and conditions of this Agreement. All payments due shall be made within thirty (30) days of the date of termination.
C. MZHCI shall immediately cease to represent the Company in its engagement with investors or any other third parties and shall refrain from making any statements, written or oral, that negatively impacts the Company’s reputation, business relationships, or services; and
D. MZHCI shall provide a final report to the Company detailing the work completed, the status of ongoing projects, and any other information pertinent to the orderly cessation and transition of services. In addition, MZHCI shall provide, at the Company’s request, reasonable transition services and cooperation to the Company, including any information it has gathered pursuant to this Agreement.
III. Compensation

Cash
$[***] USD per month. The first month's payment is due immediately and all subsequent payments are due within ten (10) days of receipt of a valid invoice from MZHCI.

At each twelve (12) anniversary of this Agreement, a 5% COLA (Cost of Living Adjustment) increase will be applied to the cash fee.

Equities
The Company will award MZHCI [***] PRE restricted stock units (“RSUs”) by June 30, 2024.
The RSUs shall be awarded in accordance with the terms of the RSU award agreement and Company’s 2022 Share Incentive Plan, and will vest immediately. Notwithstanding the terms of the Company’s Share Incentive Plan or the RSU award agreement, the RSUs shall not be forfeitable by the Company. The RSUs shall be deemed fully paid for and earned upon issuance. The Company shall post on EDGAR a Form 6-K, or other acceptable SEC filing, reporting on its entry into an Agreement with MZHCI within three (3) months.

Required language: On April 25, 2024, Prenetics Global Limited entered into an investor relations consulting agreement with MZHCI, LLC.

Expense Reimbursement	Prior to incurring any expenses, MZHCI shall obtain the Company’s written approval for the approximate amount to be incurred. Only expenses that would ordinarily be incurred by the Company will be billed back on a monthly basis. Applicable reimbursements would include creation, printing, and postage for investor packages, fees for news wire services. Any packages requiring additional photocopying/ printing will be billed back to the Company at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaign PRE, etc. shall be paid by the Company.

IV. Prior Restriction
MZHCI represents to the Company that it is not subject to, or bound by, any Agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder MZHCI from performing the services on behalf of the Company that MZHCI is herein agreeing to perform.

V. Assignment
This Agreement is personal to MZHCI and may not be assigned in any way by MZHCI without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors, and permitted assigns of MZHCI and upon the successors and assigns of the Company.
VI. Confidentiality
Except as required by law or court order, MZHCI will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to MZHCI or which hereinafter may become known to MZHCI and MZHCI shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of PRE. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and that is not known or generally available to the public. It is understood and agreed that MZHCI’s obligations pursuant to this section survive the termination of this Agreement.
VII. Default
1.Except for a claim or controversy arising under Section VII of this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either party hereto, be determined by arbitration in California in accordance with the rules of the American Arbitration Association. The decision of the Arbitrator shall be binding and conclusive upon the parties. Each party shall pay its own costs and expenses in any such arbitration. The prevailing party shall be entitled to reimbursement of all fees incurred, including attorney, filing, travel, and anything associated with the arbitration.
2.In the event MZHCI commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel MZHCI to comply with, or restrain MZHCI from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare MZHCI in default hereunder and to immediately terminate this Agreement and any further payments hereunder.
3.Since MZHCI must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend MZHCI, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to MZHCI (or any material omission by the Company that caused such supplied information to be materially misleading).
4.MZHCI agrees to indemnify, hold harmless and defend the Company, its officers, directors, employees, and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation reasonable attorney’s fees) incurred by any of them in connection with, as a result of, and or due to any actions or inactions or misstatements by MZHCI, its officers, agents, or employees regarding or on behalf of the Company whether as a result of rendering services under this Agreement or otherwise.
VIII. Severability and Reformation
If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, invalid or unenforceable provisions were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.
IX. Notices
Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and UPS), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office Prenetics Global Limited, 703-706, K11 Atelier, 728 King’s Road, Quarry Bay, Hong Kong and in the case of MZHCI, be mailed to [***].
X. Miscellaneous
1.This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.
2.This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.
3.This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, USA

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.
AGREED:
MZHCI, LLC                         Prenetics Global Limited

By: ________________________________         By: ________________________________
[***]                             Danny Yeung, Co-Founder & CEO
Date: _______________________________         Date: _______________________________